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K  P  M  G

          KPMG LLP
          Chartered Accountants                      Telephone (905) 264-4100
          3700 Steeles Avenue West                   Telefax (905) 856-2160
          Suite 600                                  Toronto Line (416) 366-KPMG
          Vaughan ON L4L 8K8                         www.kpmg.ca




PRIVATE & CONFIDENTIAL


Securities and Exchange Commission
Washington, D.C.
20549


September 30, 2002

Dear Sir/Madam:

We were previously principal accountants for Innofone.com Inc. and under the date of September 27, 2001 we reported on the consolidated financial statements of Innofone.com Inc. ("Innofone") as of and for the years ended June 30, 2000 and 2001. On August 13, 2002 our appointment as principal accountants was terminated. We have read the Innofone.com Inc. statements included under Item 4 of its Form 8-K/A dated August 20, 2002 and filed September 20, 2002 and we agree with such statements except that we are not in a position to agree or disagree with Innofone's statements that the change was approved by the board of directors and audit committee.

KPMG LLP was engaged to and did not review quarterly or interim financial statements of Innofone subsequent to June 30, 2001. This letter should not be regarded as in any way updating the aforementioned report or representing that we performed any procedures subsequent to the date of our most recent auditors' report.


Yours very truly,



/s/ KPMG LLP




/et